Exhibit 5.1

January 8, 2025

Board of Directors
3017 Bolling Way NE, Floor 2,
Atlanta, Georgia, 30305, USA

To the Board of Directors:

We are acting as counsel to T Stamp Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of 175,000 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) by direct purchase of the Shares and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase 239,202 shares of Class A Common Stock (the “Pre-Funded Warrant Shares”) pursuant to the Registration Statement on Form S-3 (File No. 333-271091), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on April 3, 2023 (the “Registration Statement”) and which became effective on April 12, 2023, the related base prospectus, dated April 3, 2023 (the “Base Prospectus”), and the prospectus supplement, dated January 8, 2025 (the “Prospectus Supplement #4”) and together with the Base Prospectus, the “Prospectus”), filed with the SEC pursuant to Rule 424(b) under the Act. Herein, we refer to the Shares, Pre-Funded Warrants, and Pre-Funded Warrant Shares as the “Securities.”

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus, the Securities Purchase Agreement dated January 6, 2025 (the “Purchase Agreement”) by and between the Company and the purchaser party thereto (the “Purchaser”), the form of Pre-Funded Warrants, the Third Amended and Restated Certificate of Incorporation of the Company, as amended, the amended and restated bylaws of the Company, and such other documents or records necessary in our estimation to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We have further assumed that the Securities will be issued and sold in the manner stated in the Registration Statement and the Prospectus, and in compliance with the applicable provisions of the Act and the rules and regulations of the SEC thereunder and the securities or blue sky laws of various states and the terms and conditions of the Purchase Agreement.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Securities have been duly authorized for issuance by the Company.

2.	The Shares, when duly registered on the books of the transfer agent and registrar in the name and on behalf of the Purchaser and when issued and sold by the Company and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

3.	The Pre-Funded Warrants, when issued and sold by the Company and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.	The Pre-Funded Warrant Shares, when duly registered on the books of the transfer agent and registrar in the name and on behalf of the holders and when issued and delivered by the Company upon exercise and payment of the applicable exercise price of the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.

We have assumed that, at the time of the issuance, sale and delivery of the Pre-Funded Warrant Shares: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity thereof; (ii) the Company’s Third Amended and Restated Certificate of Incorporation, as amended, and the amended and restated bylaws of the Company, each as currently in effect, will not have been modified or amended and will be in full force and effect; and (iii) there will be a sufficient number of shares of Class A Common Stock authorized and then available for issuance under the certificate of incorporation of the Company as then in effect.

Our opinions are subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and at all relevant times was, is and will be validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and at all relevant times had, has and will have full right, power and authority to execute, deliver and perform its obligations under such Instrument; (ii) such Instrument has been duly authorized, executed and delivered by each party thereto; and (iii) such Instrument at all relevant times was, is and will be a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto; provided, that we make no assumption insofar as such assumption relates to the Company and is expressly covered by our opinions set forth herein.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Registration Statement, Prospectus, or any portion thereof.

We further consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Yours truly,
/s/ CrowdCheck Law, LLP

AS